Exhibit 3.3
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF HOLLY CORPORATION
(Incorporated January 25, 1947)
     Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the undersigned, as Senior Vice President, General Counsel and Secretary of Holly Corporation, a Delaware corporation (the “Corporation”), hereby certifies the following:
     FIRST: That the board of directors of the Corporation (the “Board”) duly adopted resolutions at a meeting held on April 5, 2007, proposing and declaring advisable an amendment (the “Amendment”) as follows to Article Fourth of the Restated Certificate of Incorporation of-the Corporation in accordance with the provisions of Section 242 of the DGCL:
     ARTICLE FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Sixty One Million (161,000,000) shares, of which One Million (1,000,000) shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to One Million Dollars ($1,000,000), shall be Preferred Stock, and of which One Hundred Sixty Million (160,000,000) shares of the par value of One Cent ($.01) each, amounting in the aggregate to One Million Six Hundred Thousand Dollars ($1,600,000), shall be Common Stock.
     SECOND: That the foregoing Amendment to the Restated Certificate of Incorporation was duly adopted and approved by the Board in accordance with the provisions of Section 242 of the DGCL.
     THIRD: That the foregoing Amendment to the Restated Certificate of Incorporation was duly adopted and approved by the holders of a majority of the outstanding capital stock of the Corporation entitled to vote thereon at a meeting duly held on May 24, 2007, in accordance with the provisions of the Restated Certificate of Incorporation and Section 242 of the DGCL.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate and affixed the corporate seal of said corporation on May 29, 2007.

HOLLY CORPORATION
By:	/s/ W. John Glancy
W. John Glancy
Senior Vice President, General Counsel and Secretary